MINING VENTURE AGREEMENT

     THIS AGREEMENT made as of November 30, 1995 (the "Effective Date") between GREAT BASIN EXPLORATION & MINING CO., INC., a Nevada corporation ("Great
Basin"), and HEMLO GOLD MINES (U.S.A.) INC., a Delaware corporation ("Hemlo Gold").

                                    RECITALS

     A. Great Basin owns certain Properties in Eureka County, State of Nevada, which Properties are described in Exhibit A and defined in Section 1.28.

     B. Hemlo Gold wishes to participate with Great Basin in the Exploration and, if warranted, Development and Mining of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement, and Great Basin is willing to grant such right to Hemlo Gold.

     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, Great Basin and Hemlo Gold agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1  "Accounting Procedure" means the procedures set forth in Exhibit B.

     1.2 "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, in controlled by, or is under common control with, a Participant. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

     1.3 "Agreement means this Venture Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

     1.4 "Applicable Laws" means all applicable governmental or judicial laws, statutes, regulations, rules, orders or decrees.

     1.5  "Area of Interest" means the area described in Part 2 of Exhibit A.

     1.6 "Assets" means the Properties, Products and all other real and personal property, tangible and intangible, held for the benefit of the Participants hereunder.

     1.7 "Budget" means a detailed estimate of all costs to be incurred by the Participants with respect to a Program and a schedule of cash advances to be made by the Participants.

     1.8 "Development" means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other benefication of Products.

     1.9 "Effective Date" means the effective date of this Agreement as first set forth above.

     1.10 "Encumbrance" or "Encumbrances" means mortgages, deed of trust, security interests, pledges, liens, royalties, overriding royalty interests, liens, claims, demands and other encumbrances, of all types and descriptions whatsoever.

     1.11 "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

     1.12 "Great Basin Management" means Great Basin Management Co., Inc., a Nevada corporation.

     1.13 "Initial Contribution" means that contribution each Participant has made or agrees to made pursuant to Section 5.1.

     1.14 "Joint  Account" means the account  maintained in accordance  with the
Accounting   Procedure   showing  the  charges  and  credits   accruing  to  the
Participants.

     1.15 "Management Committee" means the committee established under Article VII.

     1.16 "Manager" means the person or entity appointed under Article VIII to manage Operations, or any successor Manager.

     1.17 "Mining" means the mining, extracting, producing, handling, milling or other processing of Products.

     1.18 "Net Proceeds" means certain amounts calculated as provided in Exhibit D, which may be payable to a Participant under Section 6.4(b)(2) or 6.5.

     1.19 "Operating Costs" means any and all costs, expenses and liabilities, calculated in accordance with the Accounting Procedure and subject to the administrative charge set forth therein, incurred or undertaken in connection with Operations or in conducting the business of the Venture generally, including without limitation all costs and expenses associated with Exploration Development, Mining environmental investigation and compliance, land holding and maintenance costs, permitting, geologic, geophysical and geochemical surveys, drilling, road and drillsite preparation, travel expenses, reclamation, discharge or performance of the Manager's obligations and duties set forth in
Section 8.2, and all other activities or expenditures authorized or contemplated pursuant to this Agreement.

     1.20 "Operations" means the activities carried out under this Agreement.

     1.21 "Participant" and "Participants" mean the persons or entities that from time to time have Participating Interests.

     1.22 "Participating Interest" means the percentage interest representing the operating ownership interest of a Participant in Assets, and all other rights and obligations arising under this Agreement, as such interest may from time to time be adjusted hereunder. Participating Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The initial Participating Interests of the Participants are set forth in Section 6.1.

     1.23 "Participation Agreement" means that certain Participation Agreement dated as of May 31, 1995 by and between Great Basin, Great Basin Management and Serem Gatro.

     1.24 "Prime Rate" means the interest rate quoted as "Prime" by Citibank, N.A., at its head office in New York, New York, as said rate may change from day to day (which quoted rated may not be the lowest rate at which the Bank loans funds).

     1.25 "Prior Agreements" means the Participation Agreement and the Share Purchase Agreement, collectively.

     1.26 "Products" means all ores, minerals and mineral resources produced from the Properties under this Agreement.

     1.27 "Program" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager during a specified period of time.

     1.28 "Properties" means those interests in real property described in Part 1 of Exhibit A and all other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

     1.29  "Serem   Gatro"  means  Serem  Gatro   Canada  Inc.,  a   corporation
incorporated under the laws of the Province of Quebec.

     1.30 "Share Purchase Agreement" means that certain Share Purchase Agreement dated as of May 31, 1995 by and between Serem Gatro, Great Basin and Great Basin Management.

    1.31 "Subject Claims" means those certain unpatented lode mining claims leased by Great Basin pursuant to the Subject Lease.
     1.32 "Subject Lease" means that certain Mining Exploration and Lease Agreement, dated effective as of July 10, 1992, by and between Edward L. Devenyns and David R. Ernst, as lessors, and Great Basin, as lessee, as amended.

     1.33 "Subject Lessors" means the lessors under the Subject Lease.

     1.34 "Subordination and Back-In Agreement" means that certain Subordination and Back-In Agreement of even date herewith by and between Hemlo Gold, Great Basin, Great Basin Management and Serem Gatro, as further described in Section 2.6.

     1.35 "Transfer" means sell, grant, assign, encumber, pledge or otherwise commit or dispose of.

     1.36 "Venture" means the business arrangement of the Participants under this Agreement.


                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES: TITLE TO ASSETS

     2.1 Capacity of Participants. Each of the Participants represents and warrants to the other as follows:

          (a) that it is a corporation duly incorporated and in good standing in its state of incorporation and that it is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

          (b) that it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

          (c) that it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

          (d) that this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

     2.2 Representations and Warranties. Great Basin makes the following representations and warranties to Hemlo Gold effective as of the Effective Date:

          (a) Exhibit A accurately and completely describes all real property in the Area of Interest in which Great Basin holds any right, title or interest, as well as the nature, type and extent of the interest held by Great Basin (e.g., ownership or leasehold title, etc.).

          (b) With respect to those Properties in which Great Basin holds an ownership interest, if any, Great Basin is in exclusive possession of and owns such Properties free and clear of all title defects and Encumbrances, except those specifically identified on Part 1 of Exhibit A.

          (c) With respect to those Properties in which Great Basin holds an interest under leases (including without limitation under the Subject Lease) or other contracts: (i) Great Basin is in exclusive possession of such Properties;
(ii) Great Basin has not received any notice of default of any of the terms or provisions of such agreements, nor has any such default been asserted by any of the Subject Lessors; (iii) Great Basin has the authority under such agreements to perform fully its obligations under this Agreement, without obtaining the consents of the Subject Lessors or of any other parties; (iv) such agreements are valid and are in good standing; (v) all payments or obligations required to have been paid or performed under such agreements on or before the Effective Date have been fully paid or performed; (vi) Great Basin owns the entire undivided leasehold estate and all other contractual interests created by the Subject Lease; and (vii) the properties covered thereby are free and clear of all title defects and Encumbrances except for those specifically identified on
Part 1 of Exhibit A or in such agreements. Great Basin has delivered to Hemlo Gold all information concerning title to the Properties in Great Basin's possession or control, including, but not limited to, true, correct and complete copies of all leases, options or other agreements relating to any of the Properties, together with all amendments or supplements thereto, and copies of all title opinions or reports relating to any of the Properties.

          (d) With respect to unpatented mining claims located by Great Basin that are included within the Properties, except as provided in Part 1 of Exhibit A and subject to the paramount title of the United States: (i) the unpatented mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all assessment work required under Applicable Laws to hold the unpatented mining claims through the assessment year ended September 1, 1995 has been performed; (v) all affidavits of assessment work and other filings required to maintain the claims in good standing have been properly and timely recorded or filed with appropriate governmental agencies; (vi) all rental, holding or maintenance fees required to have been paid to governmental entities to maintain the claims in good standing through the assessment year ending on September 1, 1996 have been paid and all associated filings required under Applicable Laws have properly been made; (vii) the claims are free and clear of all title defects and Encumbrances arising by, through or under Great Basin; and (viii) Great Basin has no knowledge of conflicting claims. Nothing in this Section 2.2(d), however, shall be deemed to be a representation or a warranty that any of the unpatented mining claims contains a discovery of minerals. With respect to those unpatented mining claims that were not located by Great Basin or an Affiliate of Great Basin, but are included within the Properties, Great Basin makes the foregoing representations and warranties (with the foregoing exceptions) to the best of its knowledge and belief.

          (e) There are no pending or threatened actions, orders, suits, claims or proceedings concerning or affecting the Properties, including without limitation with respect to the title, right to possession, condition or operation thereof.

          (f) During the term of this Agreement, Hemlo Gold and the Venture shall have the quiet and peaceful possession and enjoyment of the Properties, and, upon the request and subject to the direction of Hemlo Gold, Great Basin shall do everything within its power to defend title to the Properties and Hemlo Gold's and the Venture's quiet and peaceful possession and enjoyment thereof against any and all persons or entities who may claim any right, title or interest therein.

          (g) The condition and operation of all of the Properties are and have been in full compliance with all Applicable Laws, including but not limited to those relating to zoning, land use or the environment, and none of the Properties are subject to any reclamation, remediation or cleanup requirements of any governmental agencies or any other parties.

          (h) There have been no spills, discharges, emissions, leachings or other releases of any pollutants, effluent or other materials on, in or from any of the Properties that could give rise to liability under any cause of action, including without limitation under common law.

     The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

     2.3 Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations in this Article II from being materially misleading.

     2.4 Record Title. Title to this Assets shall be held in the name of the Venture. Upon execution of this Agreement, Great Basin shall execute and deliver to Hemlo Gold: (i) an assignment, in a form reasonably acceptable to both Participants, assigning the Subject Lease to the Venture; and (ii) a deed, in a form reasonably acceptable to both Participants, conveying the Properties and Assets owned by Great Basin to the Venture. Hemlo Gold may file the assignment and the deed in appropriate county, state and federal offices. The Participants acknowledge and agree that the absence of any representations or warranties in such assignment or deed in no way limits or diminishes any of the representations and warranties set forth in this Agreement.

     2.5 Joint Loss of Title. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Joint Account, except that all costs and losses arising out of or resulting from breach of the representations and warranties of Great Basin shall be charged to Great Basin.

     2.6 Subordination and Back-In Agreement. Simultaneously with the execution of this Agreement, Great Basin, Hemlo Gold, Great Basin Management and Serem Gatro shall execute and enter into the Subordination and Back-In Agreement, which shall provide, among other things: (i) during the term of this Agreement, the Prior Agreements shall be of no force nor effective whatsoever in relation to the Properties or the Venture; (ii) at no time shall the Prior Agreements be binding upon or otherwise affect Hemlo Gold or any of its successors or assigns or any of their respective rights, titles or interests in, to or under the Properties, the Assets, Participating Interests, the Venture or this Agreement; and (iii) in accordance with the terms and conditions of this Subordination and Back-In Agreement, Serem Gatro shall have the right to acquire up to a forty percent (40%) Participating Interest in the Assets subject to this Agreement.

                                   ARTICLE III

                            NAME, PURPOSES, AND TERM

     3.1 General. Great Basin and Hemlo Gold hereby enter into this Agreement for the purposes hereinafter stated, and they agree that all of their rights and all of the Operations on or in connection with the Properties or the Area of Interest shall be subject to and governed by this Agreement.

     3.2 Name. The name of this Venture shall be the Red Canyon Venture. The Manager shall accomplish any registration required by applicable assumed or fictitious name statutes and similar statutes.

     3.3 Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which the Participants, or either of them, accomplish such purposes:

          (a) to conduct Exploration within the Area of Interest, (b) to acquire additional Properties within the Area of Interest, (c) to evaluate the possible Development of the Properties, (d) to engage in Development and Mining Operations on the Properties, (e) to engage in marketing Products, to the extent permitted by Article XI, and

          (f)  to  perform  any  other  activity  necessary,   appropriate,   or
          incidental to any of the foregoing.

     3.4 Limitation. Unless the Participants otherwise agree in writing, the Operations shall be limited to the purposes described in Section 3.3, and nothing in this Agreement shall be construed to enlarge such purposes.

     3.5 Effective Date and Term. The Effective Date of this Agreement shall be the date first recited above. The term of this Agreement shall be for twenty
(20) years from the Effective Date and for so long thereafter as Products are produced from the Properties, or until any reclamation or environmental compliance activities required by Applicable Laws or applicable agreements are completed, unless the Agreement is earlier terminated as herein provided.

                                   ARTICLE IV

                        RELATIONSHIP OF THE PARTICIPANTS

     4.1 No Partnership. Nothing contained in this Agreement shall be deemed to constitute either Participant, the partner of the other, nor, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other, nor to create any fiduciary relationship between them. It is not the intention of the Participants to create, nor shall this Agreement be construed to create, any mining, commercial or other partnership. Neither Participant shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set out and shall be liable only for its share of the costs and expenses as provided herein, it being the express purpose and intention of the Participants that their ownership of Assets and the rights acquired hereunder shall be as tenants in common. Each Participant shall indemnify, defend and hold harmless the other Participant, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Participant, or any of its directors, officers, employees, agents and attorneys done or undertaken, or apparently done or undertaken, or apparently done or undertaken, on behalf of the other Participant, except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Participants.

     4.2 Federal Tax Elections and  Allocations.  Without changing the effect of
Section 4.1, the Participants agree that their relationship shall constitute a tax partnership within the meaning of Section 761(a) of the United States Internal Code of 1954, as amended. Tax elections and allocations shall be made as set forth in Exhibit C.

     4.3 State Income Tax. The Participants also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for Federal income tax purposes.

     4.4 Tax Returns. The Tax Matters Partner, as defined in Exhibit C, shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required.

     4.5 Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either Participant, and, except as otherwise provided 12.6, neither Participant shall have any obligation to the other with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of this Agreement. Unless otherwise agreed in writing, no Participant shall have any obligation to mill, beneficiate or otherwise treat any Products or any other Participant's share of Products in any facility owned or controlled by such Participant. The Manager may contract with an Affiliate, at such parties' discretion, for the performance of services, including without limitation milling, beneficiation, treatment, processing or laboratory services, in which case such services shall be charged to the Joint Account in accordance with the Accounting Procedures.

     4.6 Waiver of Right to Partition. The Participants hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

     4.7 Transfer or Termination of Rights to Properties. Except as otherwise provided in this Agreement, neither Participant shall Transfer all or any part of its interest in the Assets or this Agreement or otherwise permit or cause such interests to terminate.

     4.8 Implied Covenants. There are no implied covenants contained in this Agreement other than those of good faith and fair dealing.

     4.9  Indemnities.

          (a) Each Participant (the "Indemnifying Participant") shall indemnify, defend and hold harmless the other Participant, its Affiliates, and their respective officers, directors, employees, shareholders and agents (collectively "Indemnified Participant") from and against any and all costs, expenses, damages, losses, liabilities and obligations whatsoever, including without limitation reasonable attorneys' fees and other costs of litigation, resulting from or arising out of any breach by the Indemnifying Participant of any of its representations or warranties contained in this Agreement.

          (b) Great Basin shall indemnify, defend and hold harmless Hemlo Gold, its Affiliates and their respective officers, directors, employees, shareholders and agents from and against any and all costs, expenses, damages, losses, liabilities and obligations whatsoever, including reasonable attorneys' fees and other costs of litigation, which they or any of them may incur or to which they or any of them may become subject resulting from or arising out of any action or inaction of Great Basin, its Affiliates and their respective officers, directors, employees, shareholders and agents taken prior to the Effective Date and relating to the Properties, except to the extent that such liability or obligation is expressly assumed hereunder.

                                    ARTICLE V

                          CONTRIBUTIONS BY PARTICIPANTS

     5.1  Participants' Initial Contributions.

          (a) Great Basin's Initial Contribution. Great Basin, as its Initial Contribution, hereby contributes to the purposes of this Agreement the Properties and the Assets, together with all appurtenances thereto, improvements thereon and all tangible or intangible personal property, water and water rights associated therewith and all records, documents and information whatsoever in the possession or under the control of Great Basin concerning or relating in any way to the Properties or to the Assets, including without limitation all maps, data, reports, drill logs, assay results, interpretative geologic work, feasibility studies, financial records and legal documents. The agreed value of Great Basin's Initial Contribution is THREE HUNDRED SEVENTY-FIVE THOUSAND DOLLARS ($375,000).

          (b)  Hemlo Gold's Initial Contribution.

               1. Amount and Schedule.  Hemlo Gold, as its Initial Contribution,
shall   contribute  the  first  ONE  MILLION  FIVE  HUNDRED   THOUSAND   DOLLARS
($1,500,000) hereunder, in accordance with the following schedule:


          Expenditure Period          Annual       Cumulative
                                   Expenditure    Expenditure

Oct. 1, 1995 - Oct. 1, 1996          $150,000       $  150,000
Oct. 1, 1996 - Oct. 1, 1997          $250,000       $  400,000
Oct. 1, 1997 - Oct. 1, 1998          $450,000       $  850,000
Oct. 1, 1998 - Oct. 1, 1999          $650,000       $1,500,000

Each of the annual expenditure periods described above is referred to hereinafter as an "Expenditure Period." Completion of the annual expenditure for the first Expenditure Period (ending October 1, 1996) shall constitute a firm obligation on the part of Hemlo Gold. Completion of the annual expenditures for subsequent Expenditure Periods shall not constitute a firm obligation on the part of Hemlo Gold, but, pursuant to Section 5.2, shall constitute a condition necessary to Hemlo Gold's retention of its Participating Interest hereunder. Any expenditures in excess of the minimum amounts required for a particular Expenditure Period shall be carried forward and credited against the satisfaction of the expenditure requirements for subsequent Expenditure Periods. The agreed value of Hemlo Gold's Initial Contribution is ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000).

               2.  Type  of   Expenditures   and   Calculations.   Hemlo  Gold's
expenditures for the first Expenditure Period (ending on October 1, 1996) shall include, without limitation, the following: (i) payment to Great Basin, upon execution of this Agreement, of FORTY THOUSAND DOLLARS ($40,000), as reimbursement for scheduled payments under the Subject Leases paid by Great Basin to the Subject Lessors in July, 1995; and (ii) payment to Great Basin, upon execution of this Agreement, of TWENTY FIVE THOUSAND DOLLARS ($25,000), as reimbursement for holding or rental fees paid by Great Basin to the Bureau of Land Management of the United States Department of the Interior to hold the Subject Claims through the assessment year ending at noon on September 1, 1996. Hemlo Gold may apply against the remaining expenditure requirements for the first Expenditure Period (in the amount of $85,000) and the expenditure requirements for subsequent Expenditure Periods, any and all Operating Costs incurred by Hemlo Gold, calculated in accordance withthe Accounting Procedure and subject to the administrative charge of ten percent (10%) of Allowable Costs set forth therein. In the event that Hemlo Gold fails to satisfy fully the expenditure requirement for any Expenditure Period, Hemlo Gold shall have the right, but not the obligation, for a period of thirty (30) days following the expiration of the Expenditure Period, to pay Great Basin the amount of the deficiency and thereby keep this Agreement in full force and effect, in which case, the deficiency payment to Great Basin shall be treated for all purposes of this Agreement as an Operating Cost paid by Hemlo Gold.

               3. Conduct of Operation Prior to Completion of Hemlo Gold's Initial Contribution. Prior to the completion of Hemlo Gold's Initial Contribution, Hemlo Gold, as the Manager, shall conduct Operations and incur Operating Costs, as Hemlo Gold, in its sole and absolute discretion, deems appropriate, without the necessity of the proposal or approval of any Programs or Budgets pursuant to Article IX. During this period, Hemlo Gold shall have the sole right to determine the nature, timing, location, duration and extend of all Operations, provided that Hemlo Gold shall: (i) keep Great Basin generally informed concerning all Operations and activities affecting the Properties; (ii) within thirty (30) days after the end of each calendar quarter, furnish to Great Basin a brief report summarizing the Operations conducted on or for the benefit of the Properties during the preceding quarter; (iii) make available for inspection and copying by Great Basin all factual data generated from Operations conducted upon the Properties, and make all core and other samples available for inspection by Great Basin, (iv) on or before a date three (3) months after the expiration of each Expenditure Period, submit to Great Basin a written statement (a "Statement of Qualifying Expenditures") of the Operating Costs and other expenditures incurred by Hemlo Gold and to be credited toward satisfaction of Hemlo Gold's Initial Contribution; and (v) otherwise exercise and discharge the rights, powers and duties of the Manager, provided that no authorizations of the Management Committee shall be required in connection therewith prior to the completion of Hemlo Gold's Initial Contribution. Great Basin shall provide Hemlo Gold with written notice of any exceptions it may have to a Statement of Qualifying Expenditures submitted to it by Hemlo Gold within three (3) month period shall conclusively and irrevocably constitute unconditional acceptance by Great Basin of the Statement of Qualifying Expenditures.

               4. Rights of Withdrawal. At any time after completion of the expenditure amount required during the first Expenditure Period by prior to completion of its Initial Contribution, Hemlo Gold shall have the right to withdraw from this Agreement by providing written notice thereof to Great Basin, in which case the provisions of Section 5.2 shall apply.

     5.2 Failure to Make Initial Contribution. Hemlo Gold's failure to make its Initial Contribution in accordance with the provisions of Section 5-1 shall be deemed to be a withdrawal of Hemlo Gold from this Agreement and the termination of its Participating Interest hereunder. Upon such event, Hemlo Gold shall have no further right, title, interest, liability or obligation in, to or under the Assets or this Agreement, except as expressly set forth in this section 5.2. Hemlo Gold's withdrawal shall be effective upon such failure, or upon Hemlo Gold's provisions to Great Basin of a written notice of withdrawal pursuant to
Section 5.1(b)(4). Upon its withdrawal, Hemlo Gold shall be relieved of and released from all liabilities and obligations whatsoever with respect to the Assets or arising under this Agreement, except for: (i) the obligation to reclaim disturbances upon the Properties caused by Hemlo Gold or its agents (but not by others), to the extend required by Applicable Laws; and (ii) responsibility to fund and satisfy its share of liabilities to third persons arising out of Operations conducted subsequent to the Effective Date and prior to Hemlo Gold's withdrawal. Hemlo Gold shall fund and satisfy 100% of such liabilities until it has contributed the full amount of its Initial Contribution, and thereafter it shall fund and satisfy such liabilities in proportion to its initial Participating Interest set forth in Section 6.1. Except as provided in the preceding two sentences, Hemlo Gold's withdrawal shall relieve Hemlo Gold from any other obligation to make contributions hereunder and from any other liabilities or obligations arising under this Agreement.

     5.3 Additional Cash Contributions. At such time as Hemlo Gold has contributed the full amount of its Initial Contribution, the Participants, subject to any election permitted by Section 6.3, shall be obligated to contribute funds to adopted Programs in proportion to their respective Participating Interests.

                                   ARTICLE VI

                            INTEREST OF PARTICIPANTS

     6.1 Initial Participating Interests. The Participants shall have the following initial Participating Interests:

          Great Basin   -   20%
          Hemlo Gold         -    80%

     6.2 Changes in Participating Interests. A Participant's Participating Interest shall be changed as follows:

          (a)  As provided in Section 5.2 or 6.5; or

          (b) Upon an election by a Participant pursuant to Section 6.3 to contribute less to an adopted Program and Budget than the percentage reflected by its Participating Interest; or

          (c) In the event of default by a Participant in making its agreed-upon contribution to an adopted Program and Budget, followed by an election by the other Participant to invoke Section 6.4(b); or

          (d) Transfer by a Participant of less than all its Participating Interest in accordance with Article XV; or

          (e) Acquisition of less than all of the Participating Interest of the other Participant, however arising; or

          (f) Upon exercise by Serem Gatro of its rights under the Subordination and Back-In Agreement to acquire up to a forty percent (40%) Participating Interest.

     6.3 Voluntary Reduction in Participation. Except with respect to a Participant's obligation to make its Initial Contribution, as to which no election is permitted (subject to Hemlo Gold's rights of withdrawal set forth in Sections 5.1 and 5.2), a Participant may elect, as provided in Section 9.5, to limit its contributions to an adopted Program and Budget as follows:

          (a)  To some lesser amount than its respective Participating Interest;
or

          (b)  Not at all.

If a Participant elects to contribute to an adopted Program and Budget some lesser amount than its respective Participating Interest, or not at all, the Participating Interest of that Participant shall be recalculated at the time of election by dividing: (i) the sum of (a) the value of the Participant's Initial Contribution under Section 5.1, (b) the total of all of the Participant's prior contributions under Section 5.3, and (c) the amount, if any, the Participant elects to contribute to the adopted Program and Budget; by (ii) the sum of (a),
(b) and (c) above for all participants; and then multiplying the result by one hundred. The Participating Interest of the other Participant shall thereupon become the difference between one hundred percent (100%) and the recalculated Participating Interest.

     6.4  Default in Making Contributions.

          (a) If a Participant defaults in making a contribution or cash call required by an approved Program and Budget, the non-defaulting Participant may advance the defaulted contribution on behalf of the defaulting Participant and treat the same, together with any accrued interest, as demand loan bearing interest from the date of the advance at the rate provided in Section 10.3. The failure to repay said loan upon demand shall be a default. Each Participant hereby grants to the other a lien upon its interest in the Properties and a security interest in its rights under this Agreement and in its Participating Interest in other Assets, and the proceeds therefrom, to secure any loan made hereunder, including interest thereon, reasonable attorneys fees and all other reasonable costs and expenses incurred in recovering the loan with interest and in enforcing such lien or security interest, or both. A non-defaulting Participant may elect the applicable remedy under this Section 6.4(a) or under 6.4(b), or, to the extent a Participant has a lien or security interest under applicable law, it shall be entitled to its rights and remedies at law and in equity. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies. Each Participant hereby irrevocably appoints the other its attorney-in-fact to execute, file and record all instruments necessary to perfect or effectuate the provisions hereof.

          (b) The Participants acknowledge that if a Participant defaults in making a contribution, or a cash call, or in repaying a loan, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the non-defaulting Participant may, with respect to any such default not cured within 30 days after notice to the defaulting Participant of such default, elect one of the following remedies by giving notice to the defaulting Participant:

               (1) For a default relating exclusively to an Exploration Program and Budget, the non-defaulting Participant may elect to have the defaulting Participant's Participating Interest permanently reduced as provided in Section 6.3, and further reduced by multiplying the result by the following percentage:
75%. Amounts treated as a loan pursuant to Section 6.4(a) and interest thereon shall be included in the calculation of the defaulting Participant's reduced participating Interest. The non-defaulting Participant's Participating Interest shall, at such time, become the difference between one hundred percent (100%) and the further reduced Participating Interest. Such reductions shall be effective as of the date of the default.

               (2) For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Participant's election, the defaulting Participant shall be deemed to have withdrawn from the Venture and to have automatically relinquished its Participating Interest to the non-defaulting Participant; provided, however, the defaulting Participant shall have the right to receive only from five percent (5%) of Net Proceeds, if any, and not from any other source, an amount equal to the defaulting Participant's aggregate contributions pursuant to Section 5.1 and 5.3. Upon receipt of such amount the defaulting Participant shall thereafter have no further right, title or interest in Assets or under this Agreement.

     6.5 Elimination of Minority Interest. Upon the reduction of a participant's Participating Interest to less than nine percent (9%), the following shall apply: (i) that Participating Interest shall automatically be converted to a five percent (5%) Net Proceeds interest to be calculated in accordance with Exhibit D; (ii) the converted Participant shall be deemed to have withdrawn from the Venture as of the date of conversion and it shall have no further right, title or interest under this Agreement or in or to the Assets, except the right to receive five percent (5) of Net Proceeds; (iii) the Participating Interest of the converted Participant shall be deemed automatically transferred to the other Participant (the "non-converted Participant"); (iv) the non-converted Participant shall thereupon hold the entire ownership and operating interest in the Assets, free and clear of the terms and conditions of this Agreement, subject only to the obligation to pay five percent (5%) of Net Proceeds to the converted Participant; and (v) the converted Participant shall execute all documents reasonably requested by the non-converted Participant to evidence the changes in ownership and operating rights described above. In the event that, immediately prior to the conversion of a Participating Interest into a Net Proceeds interest, there are more than two Participants (including the converted participant), than the Participating Interest of the converted Participant shall be deemed transferred to the non-converted Participants in pro-rata amounts proportionate to the respective Participating Interests held by such non-converted Participants immediately prior to conversion; provided, that nothing in this sentence shall be construed so as to conflict with, modify or limit in any way the provisions of Section 4.3 of the Subordination and Back-In Agreement.

     6.6 Continuing Liabilities Upon Adjustments of Participating Interests. Any reduction of a Participant's Participating Interest under this Article VI shall not relieve such Participant of its share of any liability, whether it accrues before or after such reduction, arising out of Operations conducted prior to such reduction. For purposes of this Article VI, such Participant's share of such liability shall be equal to its Participating Interest at the time such liability was incurred. The increased Participating Interest accruing to a Participant as a result of the reduction of the other Participant's Participating Interest shall be free of royalties, liens or other Encumbrances arising by, through or under such other Participant, other than those existing at the time the Properties were acquired or those to which both Participants have given their written consent. Ad adjustment to a Participating Interest need not be evidenced during the term of this Agreement by the execution and recording of appropriate instruments, but each Participant's Participating Interest shall be shown in the books of the Manager. However, either Participant, at any time upon the request of the other Participant, shall execute and acknowledge instruments necessary to evidence such adjustment in form sufficient for recording in the jurisdiction where the Properties are located.

                                   ARTICLE VII

                              MANAGEMENT COMMITTEE

     7.1 Organization and Composition. The Participants hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of two (2) members appointed by Great Basin and two (2) members appointed by Hemlo Gold. Each Participant may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member. Appointments shall be made or changed by notice to the other Participant.

     7.2 Decisions. Each Participant, acting through its appointed members shall have one vote on the Management Committee. Unless otherwise provided in this Agreement, the vote of the Participant (or Participants) with a Participating Interest over fifty percent (50%) shall determine the decisions of the Management Committee. In the event of any tie vote, the Manager shall cast the tie-breaking vote and make the decision as it deems appropriate in its discretion.

     7.3 Meetings. The Management Committee shall hold regular meetings at least annually in Hemlo Gold's offices in Reno, Nevada, or at other mutually agreed places. The Manager shall give twenty (20) days' notice to the Participants of such regular meetings. Additionally, either Participant may call a special meeting upon ten (10) days' notice to the Manager and the other Participant. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Participant is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Participant calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all Participants. The Manager shall prepare minutes of all meeting sand shall distribute copies of such minutes to the Participants within thirty (30) days after the meeting. Within twenty (20) days after having been provided with a copy of such minutes, each Participant shall either approve the correctness of such minutes, by signing and returning same to the Manager, or disapprove the correctness of such minutes by providing the Manger with written comments specifying in detail the Participant's disagreement therewith. If any Participant fails to provide the Manager with such a notice of disapproval within the twenty (20) day period allowed pursuant to the preceding sentence, such Participant shall be deemed conclusively and irrevocably to have approved the minutes at issue. The minutes, when approved or deemed approved by all Participants, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and Participants. If, in the discretion of the Manager, personnel employed in Operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Venture cost (i.e., an Operating Cost chargeable to the Joint Account). All other costs shall be paid for by the Participants individually.

     7.4 Action Without Meeting. In lieu of meetings, the Management Committee may hold telephone conferences, so long as all decisions are immediately confirmed in writing by the Participants.

     7.5 Matters Requiring Approval. Except as otherwise delegated to the Manager (or Hemlo Gold) in Section 5.1 or 8.2(q), the Management Committee shall have exclusive authority to determine all management matters related to this Agreement.

                                  ARTICLE VIII

                                     MANAGER

     8.1 Appointment. The Participants hereby appoint Hemlo Gold as the Manager with overall management responsibility for Operations. Hemlo Gold hereby agrees to serve until it resigns as provided in Section 8.4.

     8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:

          (a)  The Manager shall manage, direct and control Operations.

          (b) The Manager shall implement the decisions of the Management Committee, shall make all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if it lacks sufficient funds to carry out its responsibilities under this Agreement.

          (c) The Manager shall: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all Encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged in a diligent matter, or Encumbrances specifically approved by the Management Committee.

          (d) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

          (e) The Manager shall exercise due diligence to: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets; and (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Participant's sales revenue or net income. If authorized by the Management
Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) shall do all other acts reasonably necessary to maintain the Assets.

          (f) The Manager shall exercise due diligence to: (i) apply for all necessary permits, licenses and approvals; (ii) comply with applicable federal, state and local laws and regulations; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties.

          (g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Participant shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Participant shall approve in advance any settlement involving payments, commitments or obligations in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000) in cash or value.

          (h) The Manager shall provide insurance for the benefit of the Participants as provided in Exhibit E.

          (i) The Manager may dispose of Assets, whether abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in Article XIV. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of ONE HUNDRED THOUSAND DOLLARS ($100,000); (ii) enter into any sales contracts or commitments for Product, except as permitted in Section 11.2; (iii) begin a liquidation of the Venture; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Venture.

          (j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

          (k) The Manager shall perform or cause to be performed during the term of this Agreement all assessment and other work required by Applicable Laws in order to maintain the unpatented mining claims included within the Properties. The Manager shall have the right to perform the assessment work required hereunder (if any) pursuant to a common plan of exploration and continued actual occupancy of such claim and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by Manager does not constitute the required annual assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided the work done is in accordance with the adopted Program and Budget. The Manager shall timely record with the appropriate county and file with the appropriate United States agency, affidavits in proper form attesting to the performance of assessment work or notices of intent to hold in proper form, and allocation therein, to or for the benefit of each claim, at least the minimum amount required by law to maintain such claim or site. During the term of this Agreement, the Manager shall timely pay to the Bureau of Land Management of the United States Department of the Interior ("BLM") all annual holding or rental fees required by Applicable Law to maintain the unpatented mining claims included within the Property and shall make all associated filings with the BLM required by Applicable Laws.

               (1) If authorized by the Management  Committee,  the Manager may:
(i) locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation,
(iii) apply for patents or mining leases or other forms of mineral tenure for any such unpatented claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground, and (vii) convert any unpatented claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any federal law hereafter enacted.

          (m) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

          (n) subsequent to the completion of Hemlo Gold's Initial Contribution, the Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee: (i) annual progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; and (iv) such other reports as the Management Committee may reasonably request. At all reasonable times the Manager shall provide the Management Committee or the representatives of any Participant, upon the request of any member of the Management Committee, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analysis, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. In addition, the Manager shall allow the non-managing Participant, at the latter's sole risk and expense, and subject to reasonable safety regulations, in inspect the Assets and Operations at all reasonable times, so long as the inspecting Participant does not unreasonably interfere with Operations.

          (o) The Manager shall have the right, but not the obligation, to negotiate directly with the Subject Lessors relative to changes to the Subject Lease and shall have the right to enter into amendments of the Subject Lease on behalf of the Venture.

          (p) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

          (q) Prior to completion of its Initial Contribution, Hemlo Gold, in its capacity as Manager, shall exercise all of the rights and shall perform all of the duties of the Manager under this Agreement as Hemlo Gold deems appropriate in its sole and absolute discretion and, notwithstanding any provision of this Article VIII to the contrary, no authorization of the Management Committee shall be required in connection therewith.

The Manager shall not be in default of any duty under this Section 8.2 if its failure to perform results from the failure of the non-managing Participant to perform acts or to contribute amounts required of it by this Agreement.

     8.3 Standard of Care. The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets. The Manager shall not be liable to the non-managing Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence.

     8.4  Resignation;  Deemed Offer to Resign.  The Manager may resign upon two
(2) months' prior notice to the other Participant, in which case the other Participant may elect to become the new Manager by notice to the resigning
Participant within thirty (30) days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Participant, if at all, within ninety (90) days following such deemed offer:

          (a) The Participating Interest of the Manager becomes less than fifty percent (50%); or

          (b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of sixty (60) days notice from the other Participant demanding performance; or

          (c) The Manager fails to pay or contest in good faith its bills within ninety (90) days after they are due; or

          (d) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for a substantial part of its assets is appointed and such appointment is neither made ineffective nor discharged within sixty (60) days after the making thereof, or such appointment is consented to, requested by, or acquiesce in by the Manager; or

          (e) The Manager commences a voluntary case under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; or consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; or makes a general assignment for the benefit of creditors; or fails generally to pay its or Venture debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

          (f) Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

     8.5 Payments to Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

     8.6 Transactions with Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm's length transactions.

     8.7 Activities in Absence of Approved Program and Budget. If the Management Committee for any reason fails to adopt a Program and Budget, subject tot he contrary direction of the Management Committee and to the receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Program and Budget. For purposes of determining the required contributions of the Participants and their respective Participating Interests, the last adopted Program and Budget shall be deemed extended.

                                   ARTICLE IX

                              PROGRAMS AND BUDGETS

     9.1 Initial Program and Budget. Prior to the commencement of any calendar quarter during which Hemlo Gold reasonably anticipates completing its Initial Contribution, Hemlo Gold, in its capacity as Manager, shall prepare and submit to the Participants, in accordance with Section 9.3, a proposed initial Program and Budget. Such Program and Budget shall be for any period of time determined at the Manager's discretion and shall be duly reviewed and approved or rejected pursuant to the procedures set forth in this Article IX. Prior to the adoption of a Program and Budget, Hemlo Gold, as Manager, shall conduct Operations, incur Operating Costs and exercise the functions and duties of the Manager as Hemlo Gold, in its sole discretion, deems appropriate.

     9.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in Sections 5.1, 8.2, 8.7, 9.1, 9.6, 9.7, 9.8 and Article XIII, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets. In the event that any program is not completed within the time period allotted thereto and the Budget with respect thereto has not been exhausted, the Manager, in its discretion, may extend the period for completion of the Program until it is in fact completed or until the Budget at issue is exhausted, whichever occurs first. Subject to direction to the contrary from the Management Committee, the Manager may delete from any adopted Program and not perform any work or item that the Manager, in its discretion, believes has become unadvisable, unnecessary, imprudent or not cost effective.

     9.3 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager and may be for any period of time determined at the Manager's discretion. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year by the Management Committee. During the period encompassed by any Program and Budget, and prior to its completion, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Participants. In the event that the Manager does not timely submit to the Participants a Program and Budget under this Section 9.3, any Participant may do so. In the event that any Participant desires to propose a Program and Budget as an alternative to a Program and Budget proposed by the Manager, the Participant may do so either by submitting its alternative Program and Budget to the other Participant prior to the meeting of the Management Committee under Section 9.4 or by submitting its alternative Program and Budget directly to the Management Committee at such meeting.

     9.4 Review and Approval of Proposed  Programs and  Budgets.  Within  twenty
(20) days after submission tothe Participants of a proposed Program and Budget, and with at least ten (10) days' prior notice given to the Participants by the Manager (or by the submitting Participant in cases in which the Program and Budget is submitted by a Participant pursuant to the second to last sentence of
Section 9.3), the Management Committee shall meet for purposes of voting on the adoption or rejection of any proposed Program and Budget. In accordance with
Section 7.2, the vote of the Participant (or Participants) with a Participating Interest over fifty percent (50%) shall determine the vote of the Management Committee with respect to the adoption or rejection of a proposed Program and Budget. If no proposed Program and Budget receives the vote of a Participant (or Participants) with a Participating Interest over fifty percent (50%), the Manager shall cast a tie-breaking vote. Notwithstanding anything in this Agreement to the contrary, the failure of any member of the Management Committee (or an alternate for such member) to attend such meeting shall not prevent the existence of a quorum for purposes of approving or rejecting any proposed Program and Budget.

     9.5 Election to Participate. By notice to the Management Committee within twenty (20) days after the final vote adopting a Program and Budget, a Participant may elect to contribute to such Program and Budget in some lesser amount than its respective Participating Interest, or not at all, in which cases its Participating Interest shall be recalculated as provided in Article VI. If a Participant fails to so notify the Management Committee, the Participant shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Participating Interest as of the beginning of the period covered by the Program and Budget.

     9.6 Failure to Approve Proposed Programs and Budgets. If the Management Committee fails to approve a Program and Budget prior to the completion or expiration of the preceding Program and Budget, the provisions of Section 8.7 shall apply.

     9.7 Budget Overruns; Program Changes. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than ten percent (10%), then the excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to Section 9.8 or unless otherwise authorized by the Management Committee, shall be for the sole account of the Manager, such excess shall not be included in the amounts contributed to the Venture for purposes of calculating dilution under Section 6.4, but shall be treated as amounts contributed tothe Venture by the Participant who is the Manager for all other purposes of this Agreement. Budget overruns of ten percent (10%) or less shall be borne by the Participants in proportion to their respective Participating Interests as of the time the overrun occurs.

     9.8 Emergency or Unexpected Expenditures. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with Applicable Laws. The Manager may make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Participants of the emergency or unexpected expenditue, and the Manager shall be reimbursed for all resulting costs by the Participants in proportion to their respective Participating Interests at the time the emergency or unexpected expenditures are incurred.

                                    ARTICLE X

                            ACCOUNTS AND SETTLEMENTS

     10.1 Quarterly Statements. The Manager shall promptly submit to the Management Committee quarterly statements of account reflecting the charges and credits to the Joint Account during the preceding month.

     10.2 Cash Calls. On the basis of the adopted Program and Budget, the Manager shall submit to each Participant prior to the last day of each calendar quarter, a billing for estimated cash requirements for the next calendar quarter. Within ten (10) days after receipt fo each billing, each Participant shall advance to the Manager its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Manager shall at all times maintain a cash balance approximately equal to the rate of disbursement for up to ninety (90) days. All funds in excess of immediate cash requirements shall be invested in interest-bearing accounts with a bank of the Manager's selection, for the benefit of the Joint Account. In the event that any Program hereunder is completed without exhaustion of the Budget associated therewith, then any unused portion of the Budget actually collected and held by the Manager shall,upon completion of the Program, be retained by the Manager and applied towards the funding requirements of the next following Program and Budget.

     10.3 Failure to Meet Cash Calls. A Participant that fails to meet cash calls in the amount and at the times specified in Section 10.2 shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an annual rate equal to five (5) percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law. The non-defaulting Participant shall have those rights, remedies and electuions specified in Section 6.4.

     10.4 Audits. Upon request made by any Participant within twelve (12) months following the end of any calendar year (or, if the Management Committee has adopted an accounting period other than the calendar year, within twelve (12) months after the end of such period), the Manager shall order, at the requesting Participant's sole cost and expense, an audit of the accounting and financial records for such calendar year (or other accounting period). All written exceptions to and claims upon the Manager for discrepancies disclosed by such audit shall be made not more than three (3) months after receipt of the audit report. Failure to make any such exception or claim within the three (3) month period shall mean the audit is correct and binding upon the Participants. The audits shall be conducted by a firm of certified public accountants selected by the Manager, unless otherwise agreed by the Management Committee.

                                   ARTICLE XI

                            DISPOSITION OF PRODUCTION

     11.1 Taking in Kind. Each Participant shall take in kind or separately dispose of its share of all Products in accordance with its Participating Interest. Any extra expenditure incurred in the taking in kind or separate disposition by any Participant of its proportionate share of Products shall be borne by such Participant. Nothing in this Agreement shall be construed as providing, directly or indirectly, for any joint or cooperative marketing or selling of Products or permitting the processing of Products of any parties other than the Participants at any processing facilities constructed by the Participants pursuant to this Agreement. The Manager shall give the Participants notice at least 10 days in advance of the delivery date upon which their respective share(s) of Products will be available.

     11.2 Failure of Participant to Take In Kind. If a Participant fails to take in kind, the Manager shall have the right, but not the obligation, for a period of time consistent with the minimum needs of the industry, but not to exceed one year, to purchase the Participant's share for its own account or to sell such share as agent for the Participant at not less than the prevailing market price in the area. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Participant's share of production, the Participant may elect by notice to the Manager to take in kind. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Participant reasonable expenses incurred in such a sale.

                                   ARTICLE XII

                           WITHDRAWAL AND TERMINATION

     12.1 Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided in this Agreement, unless earlier terminated by written agreement. The Participants may terminate this Agreement at any time by written agreement.

     12.2 Withdrawal. A Participant may elect to withdraw as a Participant from this Agreement by giving notice to the other Participant of the effective date of withdrawal, which shall be the later of the end of the then current Program and Budget or at least thirty (30) days after the date of the notice. Upon such withdrawal, this Agreement shall terminate, and the withdrawing Participant shall be deemed to have transferred to the remaining Participant, without cost and free and clear of royalties, liens or other Encumbrances arising by, through or under such withdrawing Participant, except those exceptions to title described in Part 1 of Exhibit A and those to which both Participants have given their written consent after the date of this Agreement, all of its Participating Interest in the Assets and in this Agreement. Any withdrawal under this Section
12.2 shall not relieve the withdrawing Participant of its share of liabilities and obligations to third persons (whether such accrues before or after such withdrawal) arising out of Operations conducted prior to such withdrawal. For purposes of this Section 12.2, the withdrawing Participant's share of such liabilities and obligations shall be equal to its Participating Interest at the time such liability or obligation was incurred. Nothing in this Section 12.2 shall be construed as limiting, modifying or diminishing in any way the provisions of Section 5.1 and 5.2 relative to a withdrawal or deemed withdrawal of Hemlo Gold prior to completion of its Initial Contribution.

     12.3 Continuing Obligation. On termination of this Agreement under Section 12.1, the Participants shall remain liable for continuing obligations hereunder until final settlement of all accounts and for any liability, whether it accrues before or after termination, if it arises out of Operations during the term of the Agreement.

     12.4 Disposition of Assets on Termination. Promptly after termination under
Section 12.1, the Manager shall take all action necessary to wind up the activities of the Venture, and all costs and expenses incurred in connection with the termination of the Venture shall be expenses chargeable to the Venture. The following actions shall be taken in the sequence in which they are listed:

          (a) First, the Assets shall be paid, applied, or distributed in satisfaction of liabilities of the Venture to third parties. The Manager shall have the right to segregate amounts which, in the Manager's reasonable judgment, are necessary to discharge continuing obligations with respect to the Properties or to purchase for the account of Participants, bonds or other securities for the performance of such obligations. The foregoing shall not be construed to include the repayment of any Participant's capital contributions or Capital Account balance.

          (b) Second, the Assets shall be paid, applied or distributed to satisfy debts, obligations, or liabilities owed to the Participants.

          (c) Third, the Assets shall be distributed to the Participants, and any Participant with a negative capital account balance shall restore such balance to zero, all as set forth in Paragraph 3.2 of Exhibit C.

Notwithstanding anything in this Section 12.4 or Exhibit C to the contrary, no Participant shall receive a distribution or any interest in Products or proceeds from the sale thereof if such Participant's Participating Interest has been terminated pursuant to this Agreement.

     12.5  Non-Compete  Covenants.  A  Participant  that  withdraws  pursuant to
Section 12.2, or is deemed to have withdrawn pursuant to Section 5.2 or 6.5, shall not directly or indirectly acquire any interest in property within the Area of Interest for twelve (12) months after the effective date of withdrawal. If a withdrawing Participant, or the Affiliate of a withdrawing Participant, breaches this Section 12.5, such Participant or Affiliate shall be obligated to offer to convey to the non-withdrawing Participant, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by the non-withdrawing Participant at any time within forty-five (45) days after it si received by such non-withdrawing Participant.

     12.6 Right to Data After Termination. After termination of this Agreement pursuant to Sections 12.1, each Participant shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a terminating or withdrawing Participant shall not be entitled to any such copies after any other termination or any withdrawal.

     12.7 Continuing  Authority.  On termination of this Agreement under Section
12.1 or the deemed withdrawal of a Participant  pursuant to Section 6.4(b)(2) or
6.5 or the withdrawal of a Participant pursuant to Section 12.2, the Manager shall have the power and authority, subject to control of the Management Committee, if any, to do all things on behalf of the Participants which are reasonably necessary or convenient to: (a) wind up Operations and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such termination or withdrawal, if the transaction or obligation arises out of Operations prior to such termination or withdrawal. The Manager shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute and defend actions on behalf of the Participants and the Venture, mortgage Assets, and take any other reasonable action in any matter with respect to which the former Participants continue to have, or appear or are alleged to have, a common interest or a common liability.

                                  ARTICLE XIII

                      ACQUISITIONS WITHIN AREA OF INTEREST

     13.1 General. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Participant or any Affiliate shall be subject to the terms and provisions of this Agreement. Notwithstanding any provision of this Agreement to the contrary, the Area of Interest shall not include any interests in real property held by third parties (i.e., by parties other than the Participants or the Subject Lessors), and nothing in this Agreement shall be construed as limiting the right of any Participant or party hereto from acquiring any such interest in real property from any such third party for its own purposes, interests and account and without any obligation whatsoever to any of the other Participant(s) hereunder with respect thereto.

     13.2 Notice to Nonacquiring Participant. Within fifteen (15) days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially within the Area of Interest (except real property acquired by the Manager pursuant to a Program), the acquiring Participant shall notify the other Participant of such acquisition. The acquiring Participant's notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Participant believes that the acquisition of the interest is in the best interests of the participants under this Agreement. In addition to such notice, the acquiring Participant shall make any and all information concerning the acquired interest available for inspection by the other Participant.

     13.3 Option Exercised. If, within thirty (30) days after receiving the acquiring Participant's notice, the non-acquiring Participant notifies the acquiring Participant of its election to subject the acquired interest to the Venture, the acquiring Participant shall, by special warranty deed, convey or assign such interest to the Venture (whereupon the Participants shall own such acquired interests as tenants-in-common through their respective Participating Interests in the Venture). The acquired interest shall become a part of the Properties for ll purposes of this Agreement immediately upon the notice of such other Participant's election to have the Venture accept the acquired interest. The non-acquiring Participant shall promptly pay to the acquiring Participant its proportionate share of the latter's actual out-of-pocket acquisition costs.

     13.4 Option Not Exercised. If the other Participant does not give such notice within the thirty (30) day period set forth in Section 13.3, it shall have no interest in the acquired interest, and the acquired interest shall not be a part of the Properties or be subject to this Agreement.

                                   ARTICLE XIV

                     ABANDONMENT AND SURRENDER OF PROPERTIES

     14.1 Surrender or Abandonment of Property. The Management Committee may authorize the Manager to surrender or abandon part of all of the Properties. If the Management Committee authorizes any such surrender or abandonment over the objection of a Participant, the Participant that desires to abandon or surrender shall assign to the objecting Participant, by special warranty deed and without cost to the surrendering Participant, all of the surrendering Participant's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties. Nothing in this
Section 14.1 shall be deemed to limit or modify provisions of the Subject Lease, which require the consent of the Subject Lessors prior to the abandonment of properties subject thereto.

     14.2 Reacquisition. If any Properties are abandoned or surrendered under the provisions of this Article XIV, then, unless this Agreement is earlier terminated, neither Participant nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of two (2) years following the date of such abandonment or surrender. If a Participant reacquires any Properties in violation of this Section 14.2, the other Participant may elect by notice to the reacquiring Participant within forty-five (45) days after it has actual notice of such reacquisition, to have such properties made subject to the terms of this Agreement. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the reacquiring Participant and shall not be included for purposes of calculating the Participant's respective Participating Interests.

                                   ARTICLE XV

                               TRANSFER OF ASSETS

     15.1 General. A Participant shall have the right to Transfer to any third party all of its interest in or to this Agreement, its Participating Interest, or the Assets solely as provided in this Article XV.

     15.2  Limitations  on  Free  Transferability.   The  Transfer  right  of  a
Participant in Section 15.1 shall be subject to the following terms and conditions:

          (a) No transferee of the interest of a Participant in this Agreement, Participating Interest, or the Assets shall have the rights of a Participant unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and except as provided in Sections 15.2(g) and 15.2(h), the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Participant;

          (b) No Participant, without the consent of the other Participant, shall make a Transfer which shall cause termination of the tax partnership established by the provisions of Section 4.2;

          (c) No Transfer permitted by this Article XV shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer;

          (d) The transferring Participant and the transferee shall bear all tax consequences of the Transfer;

          (e) No Participant shall Transfer less than all of its Participating Interest, except a Transfer of a participating Interest to Serem Gatro in accordance with the Subordination and Back-In Agreement;

          (f) Notwithstanding any provision of this Agreement to the contrary, no Participant shall Transfer any interest in this Agreement or the Assets except by Transfer of all of its Participating Interest, except with respect to a Transfer of a participating Interest to Serem Gatro in accordance with the Subordination and Back-In Agreement;

          (g) If the Transfer is the grant of a security interest by mortgage, deed of trust, pledge, lien or other encumbrance of any interest in this Agreement, any Participating Interest or the Assets to secure a loan or other indebtedness of a Participant in a bona fide transaction, such security interest solely int he granting Participant's Participating Interest hereunder and shall be subordinate to the terms of this Agreement and the rights and interests of the other Participant hereunder. Upon any foreclosure or other enforcement of rights in the security interest the acquiring third party shall be deemed to have assumed the position of the encumbering Participant with respect to this Agreement and the other Participant, and it shall comply with and be bound by the terms and conditions of this Agreement;

          (h) If a sale or other commitment or disposition of Products or proceeds from the sale of Products by a Participant upon distribution to its pursuant to Article XI creates in a third party a security interest in Products or proceeds therefrom prior to such distribution, such sales, commitment or disposition shall be subject to the terms and conditions of this Agreement; and

          (i) If, contrary to Section 15.2(b), a Transfer is made which causes termination of the tax partnership established by Section 4.2, the transferring Participant shall indemnify, defend and hold harmless the other Participant from and against any and all loss, cost, expense or damage arising from such termination.

          (j) Only United States currency shall be used for Transfers for consideration.

     15.3 Preemptive Right. Except as otherwise provided in Section 15.4, if a participant desires to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets, the other participant shall have a preemptive right to acquire such interests as provided in this
Section 15.3.

          (a) A Participant intending to Transfer all or any part of its interest in this Agreement, any Participating Interest, or the Assets (which in any event may be accomplished only pursuant to a Transfer of its Participating Interest) shall promptly notify the other Participant of its intentions. The notice shall state the price (which shall solely be in United States currency) and all other pertinent terms and conditions of the intended Transfer, and shall be accompanied by a copy of the offer or contract for sale. The other Participant shall have thirty (30) days from the date such notice is delivered to notify the transferring participant whether it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice. If it does so elect, the Transfer shall be consummated promptly after notice of such election is delivered to the transferring Participant.

          (b) If the other Participant fails to so elect within the period provided for in Section 15.3(a), the transferring Participant shall have sixty
(60) days following the expiration of such period to consummate the Transfer to a third party at a price and on terms no less favorable to the transferee than those offered by the transferring Participant to the other Participant in the notice required in Section 15.3(a).

          (c) If the transferring Participant fails to consummate the Transfer to a third party within the period set forth in Section 15.3(b), the preemptive right of the other Participant in such offered interest shall be deemed to be revived. Any subsequent proposal to Transfer such interest shall be conducted in accordance with all of the procedures set forth in this Section 15.3.

          (d) A sale of all or any part of the stock or equity securities of a Participant shall constitute a Transfer subject to the preemptive rights of the other Participant hereunder if the rights, titles and interest of the transferring Participant in and to Participating Interest, Assets or this Agreement constitute its most significant assets.

     15.4 Exception to Preemptive Right. Section 15.3 shall not apply to the following:

          (a) Transfer by a Participant of all or any part of its interest in this Agreement, any Participating Interest, or the Assets to an Affiliate;

          (b) Incorporation of a Participant, or corporate merger, consolidation, amalgamation or reorganization of a Participant by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Participant;

          (c) Subject to Section 15.2(g), the grant by a Participant of a security interest in any interest in this Agreement, any Participating Interest, or the Assets by mortgage, deed of trust, pledge, lien or other encumbrance;

          (d) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Participant upon distribution to it pursuant to
Article XI; or

          (e) A sale of a Participating Interest to Serem Gatro in accordance with the Subordination and Back-In Agreement.

                                   ARTICLE XVI

                                    DISPUTES

     16.1 Resolution of Disputes. Any claim, action or demand arising under or relating to this Agreement or the transactions contemplated hereunder shall be brought solely in the courts of the State of Nevada sitting in Reno, Nevada or in the courts of the United States sitting in Reno, Nevada. The Participants, and any other person or entity claiming an interest hereunder, consent to such jurisdiction and venue and acknowledge the reasonableness, appropriateness and convenience thereof.

                                  ARTICLE XVIII

                                 CONFIDENTIALITY

     17.1 General. The financial terms of this Agreement and all information obtained in connection with the performance of this Agreement shall be the exclusive property of the Participants and, except as provided in Section 17.2, shall not be disclosed to any third party or the public without the prior written consent of the other Participant, which consent shall not be unreasonably withheld.

     17.2 Exceptions. The consent required by Section 17.1 shall not apply to a disclosure:

          (a) To an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

          (b) To any third party to whom the disclosing Participant contemplates a Transfer of all or any part of its interest in or to this Agreement, its Participating Interest, or the Assets; or

          (c) To a governmental agency or to the public which the disclosing Participant believes in good faith is required by Applicable Laws or the rules of any stock exchange.

In any case to which this Section 17.2 is applicable, the disclosing Participant shall give notice to the other Participant concurrently with the making of such disclosure. As to any disclosure pursuant to Section 17.2(a) or (b), only such confidential information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the confidential information from further disclosure to the same extent as the Participants are obligated under this Article XVII.

     17.3 Press Releases. Neither Participant shall issue any press release pertaining to this Agreement, the Assets or Operations without the express prior written approval of the other Participant as to the specific form and content of such release, which approval shall not unreasonably be withheld, except as may be required by Applicable Laws or the rules of any stock exchange.

     17.4 Use of Names. No Participant shall issue any press release or make any other disclosures of any kind or nature whatsoever that used the name of any officer, director, shareholder, employee or agent of the other Participant without the express prior written consent of the other Participant, except as may be required by Applicable Laws or the rules of any stock exchange.

     17.5 Duration of Confidentiality. The provisions of this Article XVII shall apply during the term of this Agreement and for two (2) years following termination of this Agreement pursuant to Section 12.1, and shall continue to apply to any Participant who withdraws, who is deemed to have withdrawn, or who Transfers its Participating Interest, for two (2) years following the date of such occurrence.

                                  ARTICLE XVIII

                               GENERAL PROVISIONS

     18.1 Notices. All notices, payments and other required communications ("Notices") to the Participants shall be in writing, and shall be addressed respectively as follows:

          If to Hemlo Gold:

               Hemlo Gold Mines (U.S.A.) Inc.
               Exploration Office
               65 North Edison Way, Suite 4
               Reno, Nevada 89502
               P.O. Box 7176
               Reno, Nevada 89510
               Attention: Manager of Exploration
               Fax: (702) 856-2458

          If to Great Basin:

               Great Basin Exploration & Mining Co., Inc.
               3400 Kauai Court, Suite 208
               Reno, Nevada 89509
               Attention: Mr. Anthony P. Taylor and
                          Mr. Douglas R. Bowden
               Fax: (702) 689-7489

All Notices shall be given (i) by personal delivery to the Participant, or (ii) by FAX, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (i) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (ii) if by FAX on the next business day following receipt, and (iii) if solely by mail on the next business day after actual receipt. A Participant may change its address by Notice to the other Participant.

     18.2 Waiver. The failure of a Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Participant's right thereafter to enforce any provision or exercise any right,

     18.3 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by the Participants.

     18.4 Force Majeure. Except for the obligation to make payments when due hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, without limitation, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the participant to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected Participant shall promptly give notice to the other Participant of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Participant shall resume performance as soon as reasonable possible. During the period of suspension the obligations of the Participants to advance funds pursuant to
Section 10.2 shall be reduced to levels consistent with Operations.

     18.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Nevada, except for its rules pertaining to conflicts of laws.

     18.6 Rule Against Perpetuities. Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within twenty-one (21) years after the effective date of this Agreement.

     18.7 Further Assurances. Each of the Participants covenant to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

     18.8 Survival of Terms and Conditions. The following Sections shall survive the termination of this Agreement to the full extend necessary for their enforcement and the protection of the Participant in whose favor they run:
Sections 2.2, 4.5, 6.4, 6.6, 10.3, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 12.8.

     18.9 Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

    18.10 Severability. If an provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the invalidity, illegality or unenforceability will not effect any other provision of this Agreement, and this Agreement will be construed as if the invalid, illegal or enforceable provision had never been contained herein, unless the deletion of the provision would result in such material change so as to cause the completion of the transactions contemplated herein to be unreasonable.

    18.11 Memorandum. At the request of either Participant, a Memorandum or short form of this Agreement, as appropriate, shall be prepared by the Manager, executed by the Participants and recorded by the Manager. Notwithstanding the foregoing, either of the Participants shall have the right, at their discretion, to record this Agreement in its entirety.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the Effective Date.

                                GREAT BASIN EXPLORATION & MINING
                                CO., INC.

                                             A P TAYLOR
                                 By:-----------------------------
                                    Name:     A P TAYLOR
                                    Position: PRESIDENT

                                HEMLO GOLD MINES (U.S.A.) INC.

                                              IAN ATKINSON
                                By:-----------------------------
                                   Name:      IAN ATKINSON
                                   Position:  VICE PRESIDENT


                                              JOSEPH J BAYLES
                                By:-----------------------------
                                   Name:       JOSEPH J BAYLES
                                   Position:   VICE PRESIDENT

STATE OF NEVADA               )
                              )ss.
COUNTY OF WASHOE              )

     This Mining Venture Agreement was acknowledged before me on November 30, 1995 by A. P. TAYLOR as PRESIDENT of Great Basin Exploration & Mining Co., Inc.

    (Seal)                            Diane K. Bryan
                                    -------------------
                                      Notary Public

My commission expires: June 10, 1996



PROVINCE OF ONTARIO           )
                              )ss.
CITY OF TORONTO               )

     This Mining Venture Agreemnt was acknowledged before me on December 19, 1995 by IAN ATKINSON and JOSEPH BAYLES as VICE PRESIDENT and VICE PRESIDENT of Hemlo Gold Mines (U.S.A.) Inc.

                                    (Signature) --- BLF
                                    ------------------- (Seal)
                                      Notary Public